Prudential World Fund, Inc.
For the period ended October 31, 2005
File number 811-3981


SUB-ITEM 77D
Policies with Respect to Security Investment

PRUDENTIAL WORLD FUND, INC.
Strategic Partners International Value Fund (the Series)

Supplement dated January 17, 2006 to the Prospectus and Statement of Additional Information (SAI) dated December 30, 2005

Puneet Mansharamani has been appointed as a portfolio manager for the segment of the Series advised by LSV.

In the Prospectus, the first sentence of the section titled " PORTFOLIO MANAGERS " is hereby revised to state:

Josef Lakonishok, Robert Vishny, Menno Vermuelen, CFA and Puneet Mansharamani serve as co-portfolio managers for the segment of the Series advised by LSV. The following text is added to the end of the same paragraph:

Puneet Mansharamani, CFA, is a Partner and Portfolio Manager of LSV.
Mr. Mansharamani has previously served as a Quantitative Analyst of LSV since 2000. He has more than 7 years of investment experience. Prior to joining LSV, Mr. Mansharamani was an Analyst at Institutional Trust National City Corporation. His responsibilities included project management, systems development and designing financial and analytical applications for the Worldwide Web. Prior to this experience, Mr. Mansharamani was a Systems Consultant for Maximations, Inc. where he was responsible for systems development and programming Mainframe and databases used to calculate revenue streams as well as executive reporting. Mr. Mansharamani was also a Systems Analyst for Case Western Reserve University. Mr. Mansharamani earned a B.S. in Engineering from Delhi University, Delhi College of Engineering in 1997 and an M.S. in Engineering at Case Western Reserve University, Case School of Engineering (2001). Mr. Mansharamani began managing the segment of the Series advised by LSV on January 1, 2006.

In the SAI, the following is added to the section titled "INVESTMENT ADVISORY AND OTHER SERVICES ", sub-section titled "Portfolio Managers":

A. Other Accounts Managed by Portfolio Managers - Strategic Partners
B. International Value Fund.

Puneet Mansharamani
18 registered investment companies with assets of $6.3 billion
20 other pooled investment vehicles with assets of $4.7 billion

465 separate accounts with assets of $42.5 billion, including 17 accounts with assets of $1.7 billion that have fees based on performance

C. Portfolio Manager Securities Ownership - Strategic Partners International
D. Value Fund.

Puneet Mansharamani
None



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